UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2006

NEKTAR THERAPEUTICS

(Exact name of Registrant as specified in its charter)

Delaware	0-24006	94-3134940
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Industrial Road

San Carlos, California 94070

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (650) 631-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

In connection with a report recently issued by an advisor to certain of the Company’s institutional investors, the Board of Directors of the Company has approved an amendment to Section 12 of the Company’s 2000 Equity Incentive Plan (the “Plan”) providing that the Company will not effect a “repricing” of a stock award under the Plan without prior stockholder approval (the “Plan Amendment”). For purposes of the Plan Amendment, a “repricing” shall be deemed to mean any of the following actions: (a) the lowering of the purchase price of a stock award after it is granted; (b) the canceling of a stock award in exchange for another stock award at a time when the purchase price of the cancelled stock award exceeds the fair market value of the underlying stock (unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off, dissolution, winding up or other similar corporate transaction with respect to the Company or any subsidiary of the Company to which the holder of such stock award is providing or had provided service); or (c) the purchase of a stock award for cash or other consideration at a time when the purchase price of the purchased stock award exceeds the fair market value of the underlying stock (unless the purchase occurs in connection with a merger, acquisition, spin-off, dissolution, winding up or other similar corporate transaction with respect to the Company or any subsidiary of the Company to which the holder of such stock award is providing or had provided service).

Item 8.01 Other Events.

The description in Item 1.01 above is hereby incorporated by reference in its entirety.

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SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Nevan C. Elam
Nevan C. Elam Senior Vice President Corporate Operations and General Counsel

Date:	May 23, 2006

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